Exhibit 3.1

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIGHT HEALTH GROUP, INC.

Bright Health Group, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: The present name of the Corporation is “Bright Health Group, Inc.” The Corporation was originally incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on August 7, 2015, under the name “KTNewPlanCo, Inc.”

SECOND: This Eighth Amended and Restated Certificate of Incorporation of the Corporation (this “Certificate”) attached hereto as Exhibit A amends and restates in its entirety the present Certificate of Incorporation of the Corporation, and has been approved in accordance with Sections 141,228,242 and 245 of the Delaware General Corporation Law.

THIRD: This Certificate shall become effective upon its filing with the Secretary of State of the State of Delaware.

FOURTH: The board of directors of the Corporation adopted resolutions proposing to amend and restate the Certificate of Incorporation of the Corporation as set forth on Exhibit A attached hereto, declaring said amendment and restatement advisable and in the best interests of the Corporation.

FIFTH: The stockholders of the Corporation adopted resolutions approving the Certificate as set forth on Exhibit A attached hereto.

SIXTH: Upon the filing of this Certificate with the Secretary of State of the State of Delaware, the Certificate of Incorporation of the Corporation shall be restated in its entirety to read as set forth on Exhibit A attached hereto.

[Signature page to follow]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the Secretary this 15th day of March, 2021.

BRIGHT HEALTH GROUP, INC.

By:	/s/ Keith Nelsen
Name:	Keith Nelsen
Title:	Secretary

[Eighth A&R Certificate of Incorporation of Bright Health Group, Inc.]

EXHIBIT A

EIGHTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BRIGHT HEALTH GROUP, INC.

ARTICLE I

The name of the Corporation is Bright Health Group, Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, DE 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

ARTICLE IV

The total number of shares of capital stock which the Corporation shall have authority to issue is 392,929,907, of which (i) 168,065,332 shares shall be preferred stock, par value $0.0001 per share (the “Preferred Stock”) and (ii) 224,864,575 shares shall be common stock, par value $0.0001 per share (the “Common Stock”).

ARTICLE V

1.	[Reserved].

ARTICLE VI

The voting powers, designations, preferences, powers and, relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of each class of capital stock of the Corporation, shall be as provided in this Article VI.

A.       PREFERRED STOCK

1.          Designation; Rank. Of the authorized Preferred Stock, (i) a total of 32,438,580 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A Convertible Preferred Stock, par value $0.0001 per share (“Series A Preferred Stock”), (ii) a total of 32,277,856 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series B Convertible Preferred Stock, par value $0.0001 per share (“Series B Preferred Stock”), (iii) a total of 26,065,406 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series C Convertible Preferred Stock, par value $0.0001 per share (“Series C Preferred Stock”), (iv) a total of 48,101,478 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series D Convertible Preferred Stock, par value $0.0001 per share (“Series D Preferred Stock” together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Existing Preferred Stock”) and (v) a total of 29,182,012 shares of the Corporation’s Preferred Stock shall be designated as a series known as Series E Convertible Preferred Stock, par value $0.0001 per share (“Series E Preferred Stock” and together with the Existing Preferred Stock, the “Series Preferred Stock”). The Series E Preferred Stock shall rank senior to the Series D Preferred Stock which shall rank senior to any other class or series of capital stock of the Corporation, including the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (collectively, the “Junior Preferred Stock”) and the Common Stock, whether now existing or hereafter created, with respect to dividends, rights upon liquidation and redemption. The Junior Preferred Stock shall rank pari passu with one another with respect to dividends and rights upon liquidation, and the Junior Preferred Stock collectively shall rank senior to any other class or series of capital stock of the Corporation (other than the Series E Preferred Stock and Series D Preferred Stock), including the Common Stock, whether now existing or hereafter created, with respect to dividends, rights upon liquidation and redemption.

2.	Voting.

(a)           General. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Series Preferred Stock shall vote with the holders of shares of Common Stock, as a single class, upon all matters submitted to a vote of stockholders, and such holders shall be entitled to the number of votes in respect of their shares of Series Preferred Stock equal to the number of shares of Common Stock into which the shares of Series Preferred Stock held by such holder could be converted as of the record date; provided, however, that no holder of shares of Series D Preferred Stock and/or Series E Preferred Stock shall be entitled to vote such holder’s shares of Series D Preferred Stock and/or Series E Preferred Stock to the extent, and solely to the extent, such vote is for the purposes of electing a Director (as defined below). Each holder of outstanding shares of Series Preferred Stock shall be entitled to (A) notice of any stockholders meeting or request for stockholders’ written consents in accordance with the by-laws of the Corporation (“By-laws”) and (B) copies of all stockholders’ meeting minutes and stockholders’ written consents.

(b)         Series A Preferred Stock Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the Major Investors, given in writing or by vote at a meeting, consenting or voting (as the case may be) to:

(i)         issue or authorize any options, other than the issuance to employees, officers, directors and consultants of the Corporation and/or its subsidiaries of options to purchase up to an aggregate of 33,270,760 shares of Common Stock pursuant to stock purchase or stock option plans approved by the Board, including at least one Investor Director (as such term is defined in the Fourth Amended and Restated Stockholders’ Agreement of the Corporation dated September 9, 2020, as amended, supplemented or modified from time to time, the “Stockholders’ Agreement”);

(ii)       issue (including by way of dividend) or authorize any equity securities, debt securities, warrants or other securities convertible or exchangeable into equity securities or any other rights to purchase equity or debt securities of the Corporation or its subsidiaries (including stock appreciation or similar rights, contractual or otherwise);

(iii)       declare or pay any dividends;

(iv)       redeem or repurchase any debt or equity securities other than the exercise by the Corporation of contractual rights of first refusal or the redemption of the Series A Preferred Stock as set forth herein;

(v)        incur or guarantee indebtedness greater than $500,000 USD;

(vi)       take any action that could result in a Liquidation Event, the sale of a material part of the Corporation, or the sale, lease or other disposition of assets outside the ordinary course of business;

(vii)      alter or amend the rights, preferences, privileges, priorities or powers of the Series A Preferred Stock;

(viii)     alter the size of the board of directors of the Corporation (“Board”);

(ix)       amend or modify the certificate of incorporation or By-laws of the Corporation or any subsidiary;

(x)        acquire or dispose of any assets in excess of $500,000 USD not included in the annual budget, or pledge or encumber any assets of the Corporation;

(xi)       engage in any transaction with any Affiliate, other than on an arms’-length basis and as approved by the Board, including at least one Investor Director;

(xii)      invest in any person or entity;

(xiii)     change the strategic lines of business of the Corporation;

(xiv)     take any action with respect to any direct or indirect subsidiary of the Corporation that, if taken by the Corporation, would require approval under this Section VI.A.2(b); or

(xv)      agree to take any of the foregoing actions.

(c)         Investor Director Protective Provisions. At any time when shares of Series A Preferred Stock are outstanding and the holders of Series A Preferred Stock are entitled to elect the Investor Directors, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate) the written consent or affirmative vote of the Board (including the approval of at least one (1) Investor Director), given in writing or by vote at a meeting, consenting or voting (as the case may be) to:

(i)         materially change or modify the compensation of any member of senior management of the Corporation or any of its subsidiaries;

(ii)        terminate or hire any member of senior management of the Corporation or any of its subsidiaries, or amend the terms of any employment agreement with any such member of senior management of the Corporation or any of its subsidiaries;

(iii)       terminate the Corporation’s or any of its subsidiaries’ auditors, or make changes in the Corporation’s accounting policies (other than as required under U.S. generally accepted accounting principles);

(iv)       create any new subsidiary; or

(v)        agree to take any of the foregoing actions.

(d)        Series B Preferred Stock Protective Provisions. At any time when shares of Series B Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate), the written consent or affirmative vote of the Series B Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) to:

(i)         amend or waive (whether by merger, consolidation or otherwise) any of the rights, preferences, or privileges of the Series B Preferred Stock in a manner that disproportionately and adversely affects the rights, preferences, or privileges of the Series B Preferred Stock as compared to the other holders of Series Preferred Stock;

(ii)        increase or decrease the number of authorized shares of Series B Preferred Stock; or

(iii)       reclassify any outstanding shares of capital stock of the Corporation to have rights, preferences, or privileges with respect to dividends, liquidation, redemption, or voting that are senior to or pari passu to the Series B Preferred Stock;

provided, that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any new class of capital stock having rights, preferences or privileges senior to those of the Series B Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series B Preferred Stock, and no such creation, authorization and/or issuance shall require the consent of any holder of Series B Preferred Stock, except to the extent required by applicable law.

(e)        Series C Preferred Stock Protective Provisions. At any time when shares of Series C Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate), the written consent or affirmative vote of the Series C Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) to:

(i)         amend or waive (whether by merger, consolidation or otherwise) any of the rights, preferences, or privileges of the Series C Preferred Stock in a manner that disproportionately and adversely affects the rights, preferences, or privileges of the Series C Preferred Stock as compared to the other holders of Series Preferred Stock;

(ii)        increase or decrease the number of authorized shares of Series C Preferred Stock; or

(iii)       reclassify any outstanding shares of capital stock of the Corporation to have rights, preferences, or privileges with respect to dividends, liquidation, redemption, or voting that are senior to or pari passu to the Series C Preferred Stock;

provided, that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any new class of capital stock having rights, preferences or privileges senior to those of the Series C Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series C Preferred Stock, and no such creation, authorization and/or issuance shall require the consent of any holder of Series C Preferred Stock, except to the extent required by applicable law.

(f)        Series D Preferred Stock Protective Provisions. At any time when shares of Series D Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate), the written consent or affirmative vote of the Series D Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) to:

(i)         amend or waive (whether by merger, consolidation or otherwise) any of the rights, preferences, or privileges of the Series D Preferred Stock in a manner that disproportionately and adversely affects the rights, preferences, or privileges of the Series D Preferred Stock as compared to the other holders of Series Preferred Stock;

(ii)        increase or decrease the number of authorized shares of Series D Preferred Stock; or

(iii)       reclassify any outstanding shares of capital stock of the Corporation to have rights, preferences, or privileges with respect to dividends, liquidation, redemption, or voting that are senior to or pari passu to the Series D Preferred Stock;

provided, that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any new class of capital stock having rights, preferences or privileges senior to those of the Series D Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series D Preferred Stock, and no such creation, authorization and/or issuance shall require the consent of any holder of Series D Preferred Stock, except to the extent required by applicable law.

(g)        Series E Preferred Stock Protective Provisions. At any time when shares of Series E Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, merger, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or this Certificate), the written consent or affirmative vote of the Series E Majority, given in writing or by vote at a meeting, consenting or voting (as the case may be) to:

(i)         amend or waive (whether by merger, consolidation or otherwise) any of the rights, preferences, or privileges of the Series E Preferred Stock in a manner that disproportionately and adversely affects the rights, preferences, or privileges of the Series E Preferred Stock as compared to the other holders of Series Preferred Stock;

(ii)        increase or decrease the number of authorized shares of Series E Preferred Stock; or

(iii)       reclassify any outstanding shares of capital stock of the Corporation to have rights, preferences, or privileges with respect to dividends, liquidation, redemption, or voting that are senior to or pari passu to the Series E Preferred Stock;

provided, that, for the avoidance of doubt, in no event shall the creation, authorization and/or issuance of any new class of capital stock having rights, preferences or privileges senior to those of the Series E Preferred Stock be deemed to adversely affect the rights, preferences or privileges of the Series E Preferred Stock, and no such creation, authorization and/or issuance shall require the consent of any holder of Series E Preferred Stock, except to the extent required by applicable law.

3.            Dividends. Subject to any consent required by Section VI.A.2, the holders of the Series Preferred Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may declare in its sole discretion (the “Series Preferred Dividend”). Any declared but unpaid Series Preferred Dividend shall be paid upon a Liquidation Event as set forth in Section VI.A.4 below. The Corporation shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Corporation unless (in addition to obtaining any consent required under Section VI.A.2),

(a)           the holders of the Series E Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series E Preferred Stock in an amount equal to the quotient obtained by dividing (y) the aggregate amount of any such dividend on shares of such other class or series of capital stock of the Corporation by (z) the total number of shares of Series Preferred Stock then outstanding (the “Series E Preferred Dividend”);

(b)           after payment of any declared Series E Preferred Dividend in full in respect of each outstanding share of Series E Preferred Stock, the holders of the Series D Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Series D Preferred Stock in an amount equal to the quotient obtained by dividing (y) the aggregate amount of any such dividend on shares of such other class or series of capital stock of the Corporation by (z) the total number of shares of Series Preferred Stock then outstanding (the “Series D Preferred Dividend”, and together with the Series E Preferred Dividend, the “Senior Preferred Dividend”); and

(c)           after payment of any declared Senior Preferred Dividend in full in respect of each outstanding share of Series E Preferred Stock and Series D Preferred Stock, the holders of the Junior Preferred Stock then outstanding shall first receive, or simultaneously receive, a dividend on each outstanding share of Junior Preferred Stock in an amount equal to the quotient obtained by dividing (y) the aggregate amount of any such dividend on shares of such other class or series of capital stock of the Corporation by (z) the total number of shares of Series Preferred Stock then outstanding (the “Junior Preferred Dividend”).

4.	Liquidation; Deemed Liquidation Event.

(a)           Preferential Payments to Holders of Series Preferred Stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or Deemed Liquidation Event (a “Liquidation Event”), unless otherwise determined in writing by each of (v) the Major Investors, (w) a Series B Majority, (x) a Series C Majority, (y) a Series D Majority and (z) a Series E Majority prior to the occurrence of the applicable Liquidation Event,

(i)         the holders of shares of Series E Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Existing Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the Series E Original Issue Price plus any Series E Preferred Dividends declared and unpaid thereon and (B) such amount as would have been payable pursuant to Subsection 4(b) had all shares of Series E Preferred Stock been converted to Common Stock pursuant to Subsection 7 hereof immediately prior to such Liquidation Event (such greater amount, the “Series E Liquidation Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series E Preferred Stock the Series E Liquidation Amount in full in respect of each outstanding share of Series E Preferred Stock, the holders of shares of Series E Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Subsection 4(a)(i);

(ii)        after the payment of the Series E Liquidation Amount in full in respect of each outstanding share of Series E Preferred Stock, the holders of shares of Series D Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Junior Preferred Stock or the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the greater of (A) the Series D Original Issue Price plus any Series D Preferred Dividends declared and unpaid thereon and (B) such amount as would have been payable pursuant to Subsection 4(b) had all shares of Series D Preferred Stock been converted to Common Stock pursuant to Subsection 7 hereof immediately prior to such Liquidation Event (such greater amount, the “Series D Liquidation Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series D Preferred Stock the Series D Liquidation Amount in full in respect of each outstanding share of Series D Preferred Stock, the holders of shares of Series D Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Subsection 4(a)(ii); and

(iii)       after the payment of the Series E Liquidation Amount and Series D Liquidation Amount in full in respect of each outstanding share of Series E Preferred Stock and Series D Preferred Stock, the holders of shares of Junior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to (i) in the case of the Series A Preferred Stock, (A) if the Series A Original Issue Price plus any Junior Preferred Dividends declared and unpaid thereon (the “Series A Base Amount”) is greater than or equal to the Series A Adjusted Common Amount, an amount equal to the Series A Base Amount less the amount payable pursuant to Subsection 4(b) in respect of one (1) share of Common Stock (assuming such share of Common Stock was one of the shares of Common Stock actually then issued and outstanding), and (B) if the Series A Base Amount is less than the Series A Adjusted Common Amount, such amount as would have been payable pursuant to Subsection 4(b) had all shares of Series A Preferred Stock been converted to Common Stock pursuant to Subsection 7 hereof immediately prior to such Liquidation Event (the amounts described in clauses (A) or (B), as applicable, the “Series A Liquidation Amount”), (ii) in the case of the Series B Preferred Stock, the greater of (A) the Series B Original Issue Price plus any Junior Preferred Dividends declared and unpaid thereon and (B) such amount as would have been payable pursuant to Subsection 4(b) had all shares of Series B Preferred Stock been converted to Common Stock pursuant to Subsection 7 hereof immediately prior to such Liquidation Event (such greater amount, the “Series B Liquidation Amount”) and (iii) in the case of the Series C Preferred Stock, the greater of (A) the Series C Original Issue Price plus any Junior Preferred Dividends declared and unpaid thereon and (B) such amount as would have been payable pursuant to Subsection 4(b) had all shares of Series C Preferred Stock been converted to Common Stock pursuant to Subsection 7 hereof immediately prior to such Liquidation Event (such greater amount, the “Series C Liquidation Amount”). If upon any such Liquidation Event, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Junior Preferred Stock, the Series A Liquidation Amount, Series B Liquidation Amount and Series C Liquidation Amount in full in respect of each outstanding share of Junior Preferred Stock, the holders of shares of Junior Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the preferential amount each such holder is otherwise entitled to receive pursuant to this Section 4(a). “Major Investors” shall mean New Enterprise Associates 15, L.P., Bessemer Venture Partners IX L.P. and each of their Affiliates who hold Series A Preferred Stock. “Original Issue Price” shall mean, with respect to the Series A Preferred Stock, $2.55, with respect to the Series B Preferred Stock, $5.0499, with respect to the Series C Preferred Stock, $7.6730, with respect to the Series D Preferred Stock, $15.0247 and with respect to the Series E Preferred Stock, $20.4177. “Series A Adjusted Common Amount” means such aggregate amount as would be payable in connection with a Liquidation Event pursuant to Subsection 4(b) to a holder of one (1) share of Common Stock (assuming such share of Common Stock was one of the shares of Common Stock actually then issued and outstanding) and one (1) share of Series A Preferred Stock, if such share of Series A Preferred Stock had been converted to Common Stock pursuant to Subsection 7 hereof immediately prior to such Liquidation Event. “Series B Majority” shall mean, as of any date of determination, the holders of a majority of the then-outstanding shares of Series B Preferred Stock. “Series C Majority” shall mean, as of any date of determination, the holders of a majority of the then-outstanding shares of Series C Preferred Stock. “Series D Majority” shall mean, as of any date of determination, the holders of a majority of the then-outstanding shares of Series D Preferred Stock. “Series E Majority” shall mean, as of any date of determination, the holders of a majority of the then-outstanding shares of Series E Preferred Stock.

(b)          Payments to Holders of Common Stock. After the payment of the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount, Series D Liquidation Amount and Series E Liquidation Amount in full in respect of each outstanding share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock, respectively, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c)          Valuation of Securities or Other Non-Cash Consideration. For purposes of valuing any securities or other noncash consideration to be delivered to the holders of the Series Preferred Stock or Common Stock in connection with any transaction to which this Section VI.A.4 is applicable, the value shall be the fair market value thereof, as mutually determined in good faith by the Corporation and the Major Investors; provided, that if the Corporation and the Major Investors are unable to reach agreement, then the fair market value of such securities or other noncash consideration shall be determined by the independent appraisal of a mutually agreed to investment banker, the fees of which shall be paid by the Corporation.

(d)           Deemed Liquidation Events.

(i)          Definition. Each of the following events shall be considered a “Deemed Liquidation Event” unless the Major Investors, the Series B Majority, the Series C Majority, the Series D Majority and Series E Majority elect otherwise by written notice sent to the Corporation at least five (5) days prior to the effective date of any such event: (A) a merger, reorganization, stock sale, stock issuance or other transaction if the stockholders of the Corporation immediately prior to the effective date of such merger, reorganization, stock sale, stock issuance or other transaction own immediately following the effective date of such merger, reorganization, stock sale, stock issuance or other transaction, directly or indirectly, securities of the surviving corporation or the Corporation (as the case may be) representing 50% or less of the voting power of the surviving corporation or the Corporation (as the case may be); (B) a sale, conveyance or disposition of all or substantially all of the assets of the Corporation; (C) any other transaction or series of transactions pursuant to, or as a result of, which a single person (or group of affiliated persons) acquires (from the Corporation or directly from the stockholders of the Corporation) or holds, directly or indirectly, capital stock of the Corporation representing a majority of the Corporation’s outstanding voting power, except for any such transaction pursuant to which the Major Investors acquire capital stock of the Corporation; (D) an initial public offering; or (E) a sale (or multiple related sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation. “Affiliate” means, with respect to any Person, any (a) director, officer, limited or general partner, member or stockholder holding 5% or more of the outstanding capital stock or other equity interests of such Person, (b) spouse, parent, sibling or descendant of such Person (or a spouse, parent, sibling or descendant of a Person specified in clause (a) above) and (c) other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. The term “control” includes, without limitation, the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(ii)        Effecting a Deemed Liquidation Event. The Corporation shall not have the power to effect a Deemed Liquidation Event unless the agreement for such transaction (the “Sale Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Sections VI.A.4(a) and (b). In the event of a Deemed Liquidation Event referred to in Section VI.A.4(d)(i)(B) or (E), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Deemed Liquidation Event, then (i) the Corporation shall send a written notice to each holder of Preferred Stock no later than the ninetieth (90th) day after the Deemed Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the following clause; (ii) to require the redemption of such shares of Preferred Stock, and (iii) if the holders of at least a majority of the then outstanding shares of Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Deemed Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Deemed Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Deemed Liquidation Event, to redeem all outstanding shares of Preferred Stock at a price per share equal to the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount, Series D Liquidation Amount and Series E Liquidation Amount, respectively. Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Corporation shall redeem each holder’s shares of Preferred Stock to the fullest extent of such Available Proceeds in accordance with the allocation among holders of capital stock of the Corporation set forth in Subsections 4(a)(i) and 4(a)(ii) (pro rata based on the respective aggregate amounts which would otherwise be payable to the holders of Series Preferred Stock under such Subsections in connection with a Liquidation Event), and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. Prior to the distribution or redemption provided for in this Section VI.A.4(d)(ii), the Corporation shall not expend or dissipate the consideration received for such Deemed Liquidation Event, except to discharge expenses incurred in connection with such Deemed Liquidation Event.

(iii)      Amount Deemed Paid or Distributed. The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any such merger, consolidation, sale, transfer, exclusive license, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring Person, firm or other entity (or any group thereof).

(e)           Allocation of Escrow and Contingent Consideration. In the event of a Deemed Liquidation Event pursuant to Section VI.A.4(d), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Sale Agreement shall provide that (a) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Sections VI.A.4(a) and (b) as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event; and (b) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Sections VI.A.4(a) and (b) after taking into account the previous payment of the Initial Consideration as part of the same transaction. For the purposes of this Section VI.A.4(e), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Deemed Liquidation Event shall be deemed to be Additional Consideration.

5.             No Reissuance of Series Preferred Stock. No share or shares of Series Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

6.          Contractual Rights of Holders. The various provisions set forth herein for the benefit of the holders of the Series Preferred Stock shall be deemed contractual rights enforceable by such holders of Series Preferred Stock, including, without limitation, one or more actions for specific performance.

7.          Automatic Conversion of Series Preferred Stock. The issued and outstanding shares of Series Preferred Stock shall be convertible into Common Stock as follows:

(a)           Automatic Conversion. Each share of Series Preferred Stock shall automatically be converted into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price (subject to appropriate adjustment from time to time as set forth elsewhere herein), by the applicable Conversion Price then applicable to such shares (such quotient is referred to herein as the “Conversion Rate”), determined as hereafter provided, in effect at the Mandatory Conversion Time (as defined below), upon the earlier of: (i) the vote or written consent of the Major Investors, the Series B Majority, the Series C Majority, the Series D Majority and Series E Majority, and (ii) an IPO which results in aggregate net cash proceeds to the Corporation of not less than $200,000,000 (before underwriting discounts, fees and commissions) (the time of the closing of such IPO or the date and time of such vote or written consent is referred to herein as the “Mandatory Conversion Time”). The initial “Conversion Price” with respect to the Series A Preferred Stock shall be $11.2707394, with respect to the Series B Preferred Stock shall be the Series B Original Issue Price, with respect to the Series C Preferred Stock shall be the Series C Original Issue Price, with respect to the Series D Preferred Stock shall be the Series D Original Issue Price and with respect to the Series E Preferred Stock shall be the Series E Original Issue Price, and shall in each case be subject to adjustment as set forth herein. For the avoidance of doubt, the Series Preferred Stock shall not be convertible into Common Stock except in the case of the occurrence of one of the events described in clauses (i) and (ii) of this Section 7(a).

(b)          Procedural Requirements. All holders of record of shares of Series Preferred Stock shall be sent written notice of the Mandatory Conversion Time and the place designated for mandatory conversion of all such shares of Series Preferred Stock pursuant to this Section 7. Such notice need not be sent in advance of the occurrence of the Mandatory Conversion Time. Upon receipt of such notice, each holder of shares of Series Preferred Stock in certificated form shall surrender his, her or its certificate or certificates for all such shares (or, if such holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice. If so required by the Corporation, any certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Series Preferred Stock converted pursuant to Section 7(a), including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate at the Mandatory Conversion Time (notwithstanding the failure of the holder or holders thereof to surrender any certificates at or prior to such time), except only the rights of the holders thereof, upon surrender of any certificate or certificates of such holders (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 7(b). As soon as practicable after the Mandatory Conversion Time and, if applicable, the surrender of any certificate or certificates (or lost certificate affidavit and agreement) for Series Preferred Stock, the Corporation shall (i) issue and deliver to such holder, or to his, her or its nominees, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and (ii) pay cash as provided in Section 7(f) in lieu of any fraction of a share of Common Stock otherwise issuable upon such conversion and the payment of any declared but unpaid dividends on the shares of Series Preferred Stock converted. Such converted Series Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Series Preferred Stock accordingly.

(c)          Adjustments for Subdivisions or Combinations of Common Stock. In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Prices in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(d)          Dividends. In the event the Corporation should at any time after the filing date of this Certificate fix a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or securities or rights convertible into, exercisable or exchangeable into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (the “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution if no record date is fixed), the Conversion Prices shall be proportionally decreased by multiplying the Conversion Prices then in effect by a fraction:

(i)         the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii)         the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution and those issuable with respect to such Common Stock Equivalents.

Notwithstanding the foregoing, (A) if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this subsection as of the time of actual payment of such dividends or distributions; and (B) that no such adjustment shall be made if the holders of Series Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock or Common Stock Equivalents in a number equal to the number of shares of Common Stock or Common Stock Equivalents as they would have received if all outstanding shares of Series Preferred Stock had been converted into Common Stock on the date of such event.

(e)          Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision or combination provided for elsewhere in this Section 7), provision shall be made so that the holders of Series Preferred Stock shall thereafter be entitled to receive upon conversion of such Series Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 7 with respect to the rights of the holders of such Series Preferred Stock after the recapitalization to the end that the provisions of this Section 7 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of such Series Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

(f)           No Fractional Shares and Notices as to Adjustments.

(i)          No fractional shares shall be issued upon the conversion of any share or shares of Series Preferred Stock, and the number of shares of Common Stock to be issued to a particular stockholder shall be rounded down to the nearest whole share. The number of shares issuable upon such conversion shall be determined on the basis of the total number of shares of Series Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion. If the conversion would result in any fractional share, the Corporation shall, in lieu of issuing any such fractional share, upon demand by the stockholder otherwise entitled to such fractional share, pay the holder thereof an amount in cash equal to the fair market value of such fractional share on the date of conversion, as determined in good faith by the Board.

(ii)         Upon the occurrence of each adjustment or readjustment of the Conversion Price of any shares of Series Preferred Stock pursuant to this Section 7, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series Preferred Stock a notice setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of such Series Preferred Stock, furnish or cause to be furnished to such holder a notice setting forth such adjustment and readjustment, the Conversion Price and the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock.

(g)          Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(h)          Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Series Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series Preferred Stock and, if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Certificate.

B.       COMMON STOCK

1.           Voting. Except as otherwise expressly provided herein or required by law, each holder of outstanding shares of Common Stock shall vote upon all matters submitted to a vote of stockholders. Notwithstanding the provisions of Section 242(b)(2) of the DGCL, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance) by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

2.           Dividends. Subject to the payment in full of all preferential dividends to which the holders of the Series Preferred Stock are entitled hereunder and any consent required by Section VI.A.2(b), the holders of Common Stock shall be entitled to receive dividends out of funds legally available therefor at such times and in such amounts as the Board may declare in its sole discretion.

3.           Liquidation. In the event of any Liquidation Event, after the payment or provision for payment of all debts and liabilities of the Corporation and the Series A Liquidation Amount, Series B Liquidation Amount, Series C Liquidation Amount, Series D Liquidation Amount and Series E Liquidation Amount in full in respect of each outstanding share of Series Preferred Stock, the remaining assets and funds of the Corporation available for distribution to its stockholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder, as contemplated by Section VI.A.4.

ARTICLE VII

In furtherance of and not in limitation of powers conferred by statute, it is further provided that:

1.            the election of directors of the Corporation (“Directors”) need not be by written ballot unless By-laws so provide; and

2.           subject to any consent required by Section VI.A.2(b), the Board is expressly authorized to adopt, amend or repeal the By-laws to the extent specified therein.

ARTICLE VIII

Meetings of stockholders may be held within or outside of the State of Delaware, as the By-laws may provide.

ARTICLE IX

To the extent permitted by law, the books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated in the By-laws or from time to time by its Board.

ARTICLE X

1.           A Director shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (a) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL or (d) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended after the effective date of this Certificate to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the DGCL.

2.           Any repeal or modification of this Article X by the stockholders of the Corporation or by an amendment to the DGCL shall not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions of a Person serving as a Director occurring either before or at the time of such repeal or modification.

ARTICLE XI

1.          The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the DGCL, as the same now exists or may be amended and supplemented, indemnify and advance expenses to its Directors as to action taken in their capacity as such or to actions taken in such other capacity at the request of the Corporation. The Corporation may, by action of the Board, extend such indemnification and advancement of expenses to any and all Persons whom it shall have power to indemnify, including, but not limited to, its officers, employees or agents, on such terms and conditions and to the extent determined by the Board in its sole and absolute discretion. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of the By-laws, agreement, vote of the stockholders or disinterested Directors or otherwise and shall continue as to any Person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such Person. The Corporation shall have the power to purchase and maintain insurance on behalf of any Person who is or was a Director, officer, employee or agent of the Corporation against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under this Article XI. “Person” shall mean any individual, corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company or other legal entity or organization.

2.          The Corporation hereby acknowledges that the Directors may have certain rights to indemnification, advancement of expenses and/or insurance provided by direct and indirect stockholders or Affiliates of such Directors (other than the subsidiaries of the Corporation) (collectively, the “Shareholder Affiliates”) separate from the indemnification obligations of the Corporation under this Certificate or otherwise. The Corporation hereby agrees (a) that it is the indemnitor of first resort (i.e., its obligations to the Directors under this Certificate (or any other indemnity provided by the Corporation) are primary and any obligation of any Shareholder Affiliate to advance expenses or to provide indemnification for the same expenses or liabilities incurred by the Directors are secondary), (b) that the Corporation shall be required to advance the full amount of expenses incurred by the Directors and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by this Certificate (or any other indemnity provided by the Corporation), without regard to any rights the Directors may have against any Shareholder Affiliate and (c) that the Corporation irrevocably waives, relinquishes and releases the Shareholder Affiliates from any and all claims against the Shareholder Affiliates for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by any Shareholder Affiliate on behalf of a Director with respect to any claim for which the Director has sought indemnification from the Corporation pursuant to this Certificate (or any other indemnity provided by the Corporation) shall affect the foregoing and the Shareholder Affiliates shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of the Director against the Corporation.

3.            If this Article XI or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each Person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such Person and for which indemnification or advancement of expenses, as the case may be, is available to such Person pursuant to this Article XI to the full extent permitted by any applicable portion of this Article XI that shall not have been invalidated and to the full extent permitted by applicable law.

4.             Any amendment, repeal or modification of the foregoing paragraphs, or the adoption of any provision inconsistent with this Article XI, shall not adversely affect any right or protection existing at the time of such amendment, repeal, modification or adoption.

ARTICLE XII

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, any Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, any Director (other than any Director who is an employee of the Corporation or any of its subsidiaries) or any Institutional Stockholder (as defined in the Stockholders’ Agreement), unless such matter, transaction or interest is presented to, acquired, created or developed by or otherwise comes into the possession of such Director in his or her capacity as a Director or such Institutional Stockholder in its capacity as a stockholder of the Corporation, in each case as applicable.

ARTICLE XIII

Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided, that no such amendment which disproportionately adversely affects any class of capital stock of the Corporation shall be made without the prior written consent of the holders of a majority of the then-outstanding shares of such disproportionately adversely affected class (it being understood that any amendment which creates an additional class or series of stock with rights, privileges or preferences which are senior to any existing class or series of stock shall not be deemed to adversely affect such exiting class or series).

ARTICLE XIV

Notwithstanding anything herein or in the By-laws to the contrary, any Director who is an NEA Director (as defined in the Stockholders’ Agreement) at the time of the taking of any applicable action of the Board shall have two (2) votes in such Person’s capacity as a Director with respect to such action. Each other Director serving on the Board at any such time shall have one (1) vote in such Person’s capacity as a Director with respect to such action.

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